EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)


                                                    QUARTER ENDED
                                                February 3, January 29,
                                                    2001        2000
NET EARNINGS
  Basic net earnings                               $ 8,555    $ 11,167
  Add:  Distributions on Preferred Securities,
        net of tax                                     502         488

  Diluted net earnings                               9,057      11,655

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic weighted average common shares
       outstanding                                  26,673      27,299
  Add:  Shares issuable from assumed conversion
        of Preferred Stock                           1,637       1,637
  Add: Shares issuable from assumed exercise
       of options                                      328       1,098

  Diluted weighted average shares                   28,638      30,034
       outstanding


NET EARNINGS PER SHARE:

  Basic                                            $   .32     $   .41

  Diluted                                          $   .32     $   .39